Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on this Form S-3 of Southwestern Energy Company (“Southwestern”) of our report dated December 22, 2014 relating to the Statements of Revenues and Direct Operating Expenses of the Acquired West Virginia and Southwest Pennsylvania Properties, which appears in Southwestern’s Current Report on Form 8-K/A dated December 19, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 17, 2015